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MERRILL LYNCH INVESTMENT PARTNERS, INC.

[GRAPHIC HERE]

ML Principal Protection L.P.


Monthly Statement April 1997
----------------------------

[LOGO OF MERRILL LYNCH]


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                         ML Principal Protection L.P.

Dear Limited Partner,

The Net Asset Value ("NAV") of ML Principal Protection L.P. (the "Fund") decreased during April. Please see the accompanying summary financial information for the NAV of your series of Units.

Trading results were mixed in April, as trendless conditions prevailed throughout much of the month in several key sectors, especially global bonds. In addition to interest rate trading, losses were incurred in stock index, metals and energy positions. Profitable trading for the Fund resulted from positions in currencies and agricultural commodities.

U.S. bond prices moved in a directionless pattern throughout most of the month, as investors remained concerned over inflation and its impact on further increases in interest rates by the U.S. Federal Reserve. However, prices of U.S. Treasury securities broke out of their narrow trading range on April 29 and 30, as weak economic data was released in several U.S. government reports. Similarly, Japanese government bonds saw no significant price movement, until prices began to trend downward near the end of the month, following the Bank of Japan's quarterly branch managers' meeting where officials reiterated the view that the economy is recovering "moderately" and essentially endorsed the current easy-money policy. Interest rate trading resulted in losses for the Fund in both dollar and non-dollar denominated bonds.

As equity markets worldwide experienced trend reversals in April, positions in stock index futures resulted in trading losses for the Fund. Following a downturn at mid-month, the U.S. stock market surged by month-end just short of record levels, on rising bond prices and renewed investor optimism. After experiencing quick price appreciation earlier this year, continental European equity markets drifted into benign trading ranges. Japanese equities began to trend upward at mid-month, following several weeks of little movement.

In agricultural commodities, the coffee market surged to new highs during the month on continued tightness in supply. Wheat prices also rose throughout much of April, as a significant freeze in well-developed U.S. winter wheat growing areas on April 11 and 12 dramatically changed the supply outlook for the coming year. Despite more price volatility than experienced in coffee and wheat futures, sugar prices appreciated to new highs by month-end. Positions in coffee, wheat and sugar resulted in trading profits for the Fund.

As of May 1, 1997, the Fund's assets were allocated as follows:

Trading Advisor                             % Allocation
---------------                             ------------
Chesapeake Capital Corporation                     11.24
John W. Henry & Company, Inc.                       8.82
Trendstat Capital Management, Inc.                  5.25
ARA Portfolio Management Company, L.L.C.            5.11
AIS Futures Management, Inc.                        4.89
Graham Capital Management, L.P.                     4.88
Hill Financial Group, Ltd.                          4.47
Millburn Ridgefield Corporation                     4.26
Quantitative Financial Strategies, Inc.             3.51
Range Wise, Inc.                                    3.03
Allied Irish Capital Management Ltd.                2.56
Fundamental Futures, Inc.                           1.49
Cash                                               40.49
                                            ------------
                                                  100.00%

                     1997 Year-to-Date
                 Gross Total Trading Results*
                       Thru April 30

Agriculture                                    $ 1,614,063
Currencies                                       2,649,214
Energy                                            (538,608)
Financial Instruments                           (1,365,413)
Metals                                             380,473
Stock Indices                                      131,295
                                               -----------
Total                                          $ 2,871,024
*  Before deduction of any fees and charges

Michael A. Karmelin has been appointed Chief Financial Officer, Vice President and Treasurer of Merrill Lynch Investment Partners Inc. ("MLIP"). Mr. Karmelin assumed these positions on April 14, 1997, when he completed his tenure as Chief Financial Officer of Merrill Lynch, Hubbard Inc. ("ML Hubbard"), a sponsor of real estate limited partnerships. Mr. Karmelin was born in 1947. Mr. Karmelin joined ML Hubbard in January 1994 and was a Vice President of that company.
From May 1994 to April 1997, he was the Chief Financial Officer of ML Hubbard, responsible for its accounting, treasury and tax functions. Prior to joining ML Hubbard, Mr. Karmelin held several senior financial positions with Merrill Lynch & Co., Inc. ("ML&Co.") and Merrill Lynch, Pierce, Fenner & Smith Incorporated from December 1985 to December 1993, including Vice President/Senior Financial Officer Corporate Real Estate and Purchasing, Manager Commitment Control/Capital Budgeting, and Senior Project Manager/Project Analysis. Prior to joining ML&Co., Mr. Karmelin was employed at Avco Corporation for 17 years, where he held a variety of financial positions. Mr. Karmelin holds a B.B.A. degree in Accounting from Baruch College, C.U.N.Y. and a Master of Business Administration degree in Corporate Strategy and Finance from New York University. Mr. Karmelin passed the Certified Public Accountant examination in 1974 and is a member of the Treasury Management Association, the Institute of Management Accountants and The Strategic Leadership Forum.

Mr. James M. Bernard no longer acts as Chief Financial Officer and Treasurer of MLIP, effective April 14, 1997. Mr. Bernard remains a Senior Vice President of MLIP.

Despite the lack of clear price trends in global bond markets and the volatility experienced in equity markets, most of the Fund's Advisors were able to minimize losses and in some cases generate profits through disciplined risk management. We look forward to increased profitability for the Fund as trends reemerge in key markets.

                      Sincerely,
                      John R. Frawley, Jr.
                      President & Chief Executive Officer
                      Merrill Lynch Investment Partners Inc.
                      (General Partner)

FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P.    THIS
MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

           ML Principal Protection L.P.
                  April 30, 1997
               Statement of Changes
                In Net Asset Value

Net Asset Value (680,310.61 Units)
 at March 31, 1997                    $76,075,314
Net Income (Loss) for April 1997         (526,638)
Less Redemptions of 8,571.00 Units       (943,036)
Distribution - Series C Units            (305,812)
Distribution - Series G Units            (452,428)
                                      -----------
Net Asset Value (671,739.61 Units)
 at April 30, 1997                    $73,847,400
                                      ===========

Net Asset Value at April 30, 1997
       Series A Units                    $ 113.89*
                                         ========
       Series B Units                    $ 110.81*
                                         ========
       Series C Units                    $ 104.99*
                                         ========
       Series D Units                    $ 111.25*
                                         ========
       Series E Units                    $ 111.66*
                                         ========
       Series F Units                    $ 105.84*
                                         ========
       Series G Units                    $ 103.41*
                                         ========
       Series H Units                    $ 109.54*
                                         ========

* The Net Asset Value per Unit does not include the annual distributions paid to Unitholders.

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           Statement of Income/(Loss)

                                          April
                                          -----
Revenues:
 Realized Profit/(Loss)                 $(208,412)
 Change in Unrealized Profit/(Loss)      (314,550)
                                        ---------
Total Trading Results                    (522,962)
 Interest Income                         (292,249)
                                        ---------
     Total Revenues                      (230,713)

Expenses:
  Brokerage Commissions                   333,432
  Administrative Fees                       9,527
  Allocation of New Profit Share          (41,440)
  Organizational Expenses                   6,642
                                        ---------
     Total Expenses                       308,161
                                        ---------
  Net Income/(Loss) Before
     Minority Interest                   (538,874)
                                        ---------
  Minority Interest                        12,236
                                        ---------
Net Income/(Loss)                       $(526,638)
                                        =========

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To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.

  /s/ Michael A. Karmelin

      Michael A. Karmelin
      Chief Financial Officer
      Merrill Lynch Investment Partners Inc.

Please notify the following of any address changes:
Merrill Lynch Investment Partners Inc.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York  10080-6106